Exhibit (k)(2)

AMENDMENT TO

ADMINISTRATION AGREEMENT

This Amendment dated as of December 14, 1999, is entered into by and between THE IRISH INVESTMENT FUND, INC. (the “Fund”) and PFPC INC. (formerly known as First Data Investor Services Group, Inc.) (the “Administrator”).

WHEREAS, the Fund entered into an Administration Agreement with The Boston Company Advisors, Inc. (“Boston Advisors”) on November 1, 1991 (the “Agreement”);

WHEREAS, Boston Advisors assigned all of its rights, title and interest in the Agreement to the Administrator (then known as The Shareholder Services Group, Inc.) on May 5, 1994; and

WHERAS, the Fund and the Administrator wish to amend certain provisions of the Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

I.             Section 5(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

(c)        For the services to be rendered, the facilities to be furnished and the payments to be made by the Administrator, as provided for in this Agreement, the Administrator shall be compensated by the Fund by a fee of $185,000 per annum. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

II.            Schedule A to the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

III.           Except to the extent amended hereby, the Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first written above.

THE IRISH INVESTMENT FUND, INC.

By:	/s/ Richard Rose
Title:	President and Treasurer

By:	/s/ Peter Hooper
Title:	Chairman/Director

PFPC INC.

By:	/s/ Stephen Wynne
Title:	Executive Vice President

SCHEDULE A

THE IRISH INVESTMENT FUND, INC.

Reimbursable Out-of-Pocket Expenses

Administration Agreement

Reasonable out of pocket expenses up to $7,000 apply. *

These expenses include but are not limited to the following:

•	Overnight delivery and courier service

•	Telecommunications charges including all lease lines and maintenance costs

•	Custom programming requests

•	A pro rata portion of the cost for a SAS 70 report on PFPC Inc.

•	Any other unusual expenses in association with the services rendered, such as excessive duplicating charges

•	Pricing services

•	Printing costs

•	Postage

•	Travel to and from Board meetings outside of Boston, MA

*     Travel to Board Meetings in Ireland or any other offshore location may be rebilled in excess of the $7,000